Exhibit 99.1

GENCOR RELEASES THIRD QUARTER FISCAL 2014 RESULTS

August 5, 2014 (PRIME NEWSWIRE) - Gencor Industries, Inc. (Nasdaq: GENC) announced today net revenue for the quarter ended June 30, 2014 decreased 43.6% to $10.6 million from $18.7 million for the quarter ended June 30, 2013. Gross margin decreased to 21.6% for the quarter ended June 30, 2014 from 26.6% for the quarter ended June 30, 2013. Selling, general and administrative expenses decreased $310,000 to $1,557,000 for the quarter ended June 30, 2014. Operating income for the quarter ended June 30, 2014 was $0.4 million compared to $2.7 million for the quarter ended June 30, 2013.

The Company had non-operating income of $2.3 million for the quarter ended June 30, 2014 compared to non-operating income of $0.7 million for the quarter ended June 30, 2013. The increase in non-operating income was due to improved returns on marketable securities and a $442,000 gain on the disposal of property in the United Kingdom which was previously used as an operating facility. Net income was $1.7 million, or $0.17 per basic and diluted share, for the quarter ended June 30, 2014, compared to $2.5 million, or $0.26 per basic and diluted share, for the quarter ended June 30, 2013.

For the nine months ended June 30, 2014, the Company had net revenue of $35.1 million and net income of $4.0 million ($0.42 per basic and diluted share) versus net revenue of $41.4 million and net income of $4.5 million ($0.47 per basic and diluted share) for the nine months ended June 30, 2013.

At June 30, 2014, the Company had $97.3 million of cash and marketable securities compared to $92.7 million at September 30, 2013. Net working capital was $108.5 million at June 30, 2014. The Company has no short or long term interest bearing debt.

E.J. Elliott, Gencor’s Chairman, stated, “Sales activity slowed in the third quarter as the domestic highway construction industry remained cautious on the potential change in Federal funding commitments due to the culmination of MAP-21 which expires on September 30, 2014. Over the past few years, Gencor has made numerous improvements in operations to increase its gross margins and reduce general and administrative expenses. This should benefit the Company in the future as volumes improve. Gencor remains focused on manufacturing high quality products and delivering superior service. The fact remains, that for the time being, funding for the nation’s roads and highway infrastructure continues pleading while our elected officials are consumed by other political projects and causes, some of which are outright illegal and damaging to America. We are optimistic that funding for America’s infrastructure cannot be ignored for much longer, and in the meantime continue operating profitably and increasing our market share albeit in a reduced market.”

Gencor Industries, Inc. is a diversified heavy machinery manufacturer of equipment used in the production of highway construction materials, synthetic fuels, and environmental control machinery and equipment used in a variety of industrial applications.

Caution Concerning Forward Looking Statements - This press release and our other communications and statements may contain “forward-looking statements,” including statements about our beliefs, plans, objectives, goals, expectations, estimates, projections and intentions. These statements are subject to significant risks and uncertainties and are subject to change based on various factors, many of which are beyond our control. The words “may,” “could,” “should,” “would,” “believe,” “anticipate,” “estimate,” “expect,” “intend,” “plan,” “target,” “goal,” and similar expressions are intended to identify forward-looking statements. All forward-looking statements, by their nature, are subject to risks and uncertainties. Our actual future results may differ materially from those set forth in our forward-looking statements. For information concerning these factors and related matters, see our Annual Report on Form 10-K for the year ended September 30, 2013; (a) “Risk Factors” in Part I, Item 1A and (b) “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in Part II, Item 7. However, other factors besides those referenced could adversely affect our results, and you should not consider any such list of factors to be a complete set of all potential risks or uncertainties. Any forward-looking statements made by us herein speak as of the date of this press release. We do not undertake to update any forward-looking statement, except as required by law.

Contact:	Eric Mellen, Chief Financial Officer
407-290-6000